     Exhibit 99.1

CVS HEALTH CORPORATION REPORTS THIRD QUARTER 2024 RESULTS

Financial Highlights
•Third quarter total revenues increased to $95.4 billion, up 6.3% compared to the prior year
•Third quarter GAAP diluted EPS of $0.07 and Adjusted EPS of $1.09
•Third quarter GAAP diluted EPS and Adjusted EPS include charges to record premium deficiency reserves of approximately $1.1 billion ($0.63 per share) in the Health Care Benefits segment
•Generated year-to-date cash flow from operations of $7.2 billion

CEO Commentary
“Our integrated model accelerates our ability to uniquely do what is most important to today’s health care consumers: deliver lower cost of care, a simpler experience and better outcomes. Our third quarter results reflect strong performance in the Health Services and Pharmacy & Consumer Wellness segments, and also highlight the continued need to work across our enterprise and address macro challenges to the Health Care Benefits segment. My commitment to our CVS Health colleagues and our customers is to drive focused execution of our integrated strategy to improve the health of the 185 million people we are privileged to serve.”
— David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, November 6, 2024 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2024.

Financial Results Summary

	Three Months Ended September 30,
In millions, except per share amounts	2024	2023	Change
Total revenues	$95,428	$89,764	$5,664
Operating income	832	3,690	(2,858)
Adjusted operating income (1)	2,547	4,456	(1,909)
Diluted earnings per share	$0.07	$1.75	$(1.68)
Adjusted EPS (2)	$1.09	$2.21	$(1.12)

Third quarter GAAP diluted EPS of $0.07 decreased from $1.75 in the prior year and Adjusted EPS of $1.09 decreased from $2.21 in the prior year, primarily due to a decline in the Health Care Benefits segment’s operating results, which reflect continued utilization pressure and premium deficiency reserves of approximately $1.1 billion recorded in the third quarter of 2024, related to anticipated losses in the fourth quarter of 2024 within the Medicare and individual exchange product lines. The premium deficiency reserves are expected to be substantially released during the fourth quarter of 2024, benefiting results in that period.

Investor Contact: Larry McGrath | Executive Vice President, Chief Strategy Officer and Chief Strategic Advisor to the CEO | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated third quarter results

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2024	2023	Change	2024	2023	Change
Total revenues	$95,428	$89,764	$5,664	$275,099	$263,963	$11,136
Operating income	832	3,690	(2,858)	6,148	10,370	(4,222)
Adjusted operating income (1)	2,547	4,456	(1,909)	9,248	13,307	(4,059)
Net income	71	2,265	(2,194)	2,963	6,321	(3,358)
Diluted earnings per share	$0.07	$1.75	$(1.68)	$2.35	$4.88	$(2.53)
Adjusted EPS (2)	$1.09	$2.21	$(1.12)	$4.23	$6.62	$(2.39)
For the three months ended September 30, 2024 compared to the prior year:
•Total revenues increased 6.3% primarily driven by growth in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decline in the Health Services segment.
•Operating income decreased 77.5% primarily due to the decrease in adjusted operating income described below and restructuring charges of approximately $1.2 billion recorded in the current year.
•Adjusted operating income decreased 42.8% driven by a decline in the Health Care Benefits segment, primarily due to increased utilization and premium deficiency reserves recorded in the third quarter of 2024 related to anticipated losses in the fourth quarter of 2024, partially offset by increases in the Health Services and Pharmacy & Consumer Wellness segments. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $59 million, or 8.5%, due to higher debt in the three months ended September 30, 2024, primarily driven by long-term debt issued in May 2024.
•The effective income tax rate increased to 32.4% compared to 25.0% primarily due to lower pre-tax income in the three months ended September 30, 2024 compared to the prior year.

Restructuring program
•During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, during the three months ended September 30, 2024, the Company recorded restructuring charges of approximately $1.2 billion, comprised of a $607 million store impairment charge for additional retail pharmacy stores it plans to close in 2025, $293 million of costs associated with corporate workforce optimization, including severance and employee-related costs, and $269 million of other asset impairments and related charges associated with the discontinuation of certain non-core assets.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except percentages	2024	2023	Change	2024	2023	Change
Total revenues	$32,996	$26,296	$6,700	$97,707	$78,920	$18,787
Adjusted operating income (loss) (1)	(924)	1,536	(2,460)	746	4,901	(4,155)
Medical benefit ratio (“MBR”) (3)	95.2%	85.7%	9.5%	91.7%	85.5%	6.2%
Medical membership (4)				27.1	25.7	1.4

•Total revenues increased 25.5% for the three months ended September 30, 2024 compared to the prior year driven by growth in the Medicare and Commercial product lines.
•During the third quarter of 2024, the Company recorded premium deficiency reserves of approximately $1.1 billion, primarily in its Medicare and individual exchange product lines related to anticipated losses for the 2024 coverage year. The $1.1 billion premium deficiency recorded was comprised of $394 million of operating expenses related to the write-off of unamortized acquisition costs and $670 million of health care costs.
•During the three months ended September 30, 2024, the Health Care Benefits segment had an adjusted operating loss of $924 million compared to adjusted operating income of $1.5 billion in the prior year. The change was primarily driven by increased utilization, the approximately $1.1 billion of premium deficiency reserves described above, the impact of higher acuity in Medicaid following the resumption of redeterminations and the unfavorable impact of the previously disclosed decline in the Company’s Medicare Advantage star ratings for the 2024 payment year. These decreases were partially offset by an increase in net investment income.
•The MBR increased to 95.2% in the three months ended September 30, 2024 compared to 85.7% in the prior year driven by increased utilization, the $670 million (220 basis points) of premium deficiency reserves recorded as health care costs described above, higher acuity in Medicaid and the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year.
•Medical membership as of September 30, 2024 of 27.1 million increased 178,000 members compared with June 30, 2024, reflecting increases in the Commercial and Medicare product lines.
•Prior years’ health care costs payable estimates developed favorably by $788 million during the nine months ended September 30, 2024. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2024 operating results.
•Days claims payable were 44.6 days as of September 30, 2024, a increase of 1.5 days compared to June 30, 2024. The increase was primarily driven by the impact of the premium deficiency reserves recorded as health care costs in the third quarter of 2024 described above.
•The U.S. Centers for Medicare & Medicaid Services (“CMS”) released the Company’s 2025 star ratings in October 2024. The Company’s 2025 star ratings will be used to determine which of the Company’s Medicare Advantage plans have ratings of four stars or higher and qualify for bonus payments in 2026. Based on the Company’s membership as of September 2024, 88% of the Company’s Medicare Advantage members were in plans with 2025 star ratings of at least 4.0 stars, compared to 87% of the Company’s Medicare Advantage members being in plans with 2024 star ratings of at least 4.0 stars based on the Company’s membership as of September 2023.

See the supplemental information on page 17 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$44,129	$46,891	$(2,762)	$126,585	$137,697	$(11,112)
Adjusted operating income (1)	2,204	1,878	326	5,482	5,452	30
Pharmacy claims processed (5) (6)	484.1	579.6	(95.5)	1,418.2	1,743.5	(325.3)

•Total revenues decreased 5.9% for the three months ended September 30, 2024 compared to the prior year primarily driven by the previously announced loss of a large client and continued pharmacy client price improvements. These decreases were partially offset by pharmacy drug mix, increased contributions from the Company’s health care delivery assets and growth in specialty pharmacy.
•Adjusted operating income increased 17.4% for the three months ended September 30, 2024 compared to the prior year primarily driven by improved purchasing economics, partially offset by continued pharmacy client price improvements and the previously announced loss of a large client.
•Pharmacy claims processed decreased 16.5% on a 30-day equivalent basis for the three months ended September 30, 2024 compared to the prior year, reflecting the previously announced loss of a large client.

See the supplemental information on page 18 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$32,423	$28,872	$3,551	$90,986	$85,578	$5,408
Adjusted operating income (1)	1,596	1,389	207	4,016	3,936	80
Prescriptions filled (5) (6)	431.6	407.1	24.5	1,269.6	1,217.6	52.0

•Total revenues increased 12.3% for the three months ended September 30, 2024 compared to the prior year primarily driven by increased prescription volume, including increased contributions from vaccinations, and pharmacy drug mix. These increases were partially offset by continued pharmacy reimbursement pressure, the impact of recent generic introductions and decreased front store volume, including the impact of a decrease in store count.
•Adjusted operating income increased 14.9% for the three months ended September 30, 2024 compared to the prior year primarily driven by increased prescription volume, including increased contributions from vaccinations, as well as improved drug purchasing. These increases were partially offset by continued pharmacy reimbursement pressure and decreased front store volume in the three months ended September 30, 2024.
•Prescriptions filled increased 6.0% on a 30-day equivalent basis for the three months ended September 30, 2024 compared to the prior year primarily driven by increased utilization.
•Same store prescription volume(6)(12) increased 9.1% on a 30-day equivalent basis for the three months ended September 30, 2024 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its third quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2024	2023	2024	2023
Revenues:
Products	$59,674	$61,298	$169,610	$179,984
Premiums	30,925	24,657	91,983	74,117
Services	4,279	3,532	12,108	8,977
Net investment income	550	277	1,398	885
Total revenues	95,428	89,764	275,099	263,963
Operating costs:
Cost of products sold	52,948	54,688	151,019	159,679
Health care costs	29,922	21,499	85,578	63,729
Operating expenses	10,557	9,876	31,185	29,329
Restructuring charges	1,169	11	1,169	507
Loss on assets held for sale	—	—	—	349
Total operating costs	94,596	86,074	268,951	253,593
Operating income	832	3,690	6,148	10,370
Interest expense	752	693	2,200	1,968
Other income	(25)	(22)	(74)	(66)
Income before income tax provision	105	3,019	4,022	8,468
Income tax provision	34	754	1,059	2,147
Net income	71	2,265	2,963	6,321
Net (income) loss attributable to noncontrolling interests	16	(4)	7	(23)
Net income attributable to CVS Health	$87	$2,261	$2,970	$6,298

Net income per share attributable to CVS Health:
Basic	$0.07	$1.76	$2.36	$4.90
Diluted	$0.07	$1.75	$2.35	$4.88
Weighted average shares outstanding:
Basic	1,259	1,287	1,258	1,284
Diluted	1,259	1,290	1,262	1,289
Dividends declared per share	$0.665	$0.605	$1.995	$1.815

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	September 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$6,875	$8,196
Investments	2,805	3,259
Accounts receivable, net	36,179	35,227
Inventories	17,649	18,025
Other current assets	3,835	3,151
Total current assets	67,343	67,858
Long-term investments	28,939	23,019
Property and equipment, net	12,728	13,183
Operating lease right-of-use assets	16,231	17,252
Goodwill	91,272	91,272
Intangible assets, net	27,817	29,234
Separate accounts assets	3,334	3,250
Other assets	4,763	4,660
Total assets	$252,427	$249,728

Liabilities:
Accounts payable	$15,713	$14,897
Pharmacy claims and discounts payable	23,917	22,874
Health care costs payable	15,237	12,049
Policyholders’ funds	913	1,326
Accrued expenses	20,174	22,189
Other insurance liabilities	1,051	1,141
Current portion of operating lease liabilities	1,912	1,741
Short-term debt	800	200
Current portion of long-term debt	4,910	2,772
Total current liabilities	84,627	79,189
Long-term operating lease liabilities	15,258	16,034
Long-term debt	59,824	58,638
Deferred income taxes	3,632	4,311
Separate accounts liabilities	3,334	3,250
Other long-term insurance liabilities	5,162	5,459
Other long-term liabilities	5,484	6,211
Total liabilities	177,321	173,092

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,510	48,992
Treasury stock	(36,813)	(33,838)
Retained earnings	62,038	61,604
Accumulated other comprehensive income (loss)	209	(297)
Total CVS Health shareholders’ equity	74,944	76,461
Noncontrolling interests	162	175
Total shareholders’ equity	75,106	76,636
Total liabilities and shareholders’ equity	$252,427	$249,728

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2024	2023
Cash flows from operating activities:
Cash receipts from customers	$264,538	$260,300
Cash paid for inventory, prescriptions dispensed and health services rendered	(145,469)	(153,051)
Insurance benefits paid	(80,357)	(61,658)
Cash paid to other suppliers and employees	(28,933)	(26,038)
Interest and investment income received	1,288	1,174
Interest paid	(2,391)	(2,049)
Income taxes paid	(1,429)	(2,616)
Net cash provided by operating activities	7,247	16,062

Cash flows from investing activities:
Proceeds from sales and maturities of investments	7,634	5,547
Purchases of investments	(12,677)	(6,625)
Purchases of property and equipment	(2,013)	(2,120)
Acquisitions (net of cash and restricted cash acquired)	(85)	(16,492)
Other	75	43
Net cash used in investing activities	(7,066)	(19,647)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	600	—
Proceeds from issuance of short-term loan	—	5,000
Repayment of short-term loan	—	(5,000)
Proceeds from issuance of long-term debt	4,959	10,898
Repayments of long-term debt	(1,706)	(2,734)
Repurchase of common stock	(3,023)	(2,013)
Dividends paid	(2,535)	(2,353)
Proceeds from exercise of stock options	342	242
Payments for taxes related to net share settlement of equity awards	(181)	(175)
Other	(22)	(210)
Net cash provided by (used in) financing activities	(1,566)	3,655
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,385)	70
Cash, cash equivalents and restricted cash at the beginning of the period	8,525	13,305
Cash, cash equivalents and restricted cash at the end of the period	$7,140	$13,375

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2024	2023
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,963	$6,321
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,450	3,232
Stock-based compensation	403	461
Restructuring charges (impairment of long-lived assets)	840	152
Deferred income taxes and other items	(912)	(163)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(986)	(3,920)
Inventories	355	1,305
Other assets	(850)	(518)
Accounts payable and pharmacy claims and discounts payable	2,169	2,466
Health care costs payable and other insurance liabilities	2,878	4,679
Other liabilities	(3,063)	2,047
Net cash provided by operating activities	$7,247	$16,062

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s third quarter financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the unaudited condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and nine months ended September 30, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health and Oak Street Health. During the three and nine months ended September 30, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the

Company’s unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the three and nine months ended September 30, 2024, the restructuring charges are primarily comprised of a store impairment charge, corporate workforce optimization costs, including severance and employee-related costs, and other asset impairment and related charges associated with the discontinuation of certain non-core assets. During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it plans to close additional retail stores in 2025, and, accordingly, it recorded a store impairment charge to write down the associated operating lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value. During the three months ended September 30, 2023, the restructuring charges are primarily comprised of a stock-based compensation charge. During the nine months ended September 30, 2023, the restructuring charges also include severance and employee-related costs and asset impairment charges. The restructuring charges associated with the store impairments are reflected within the Pharmacy & Consumer Wellness segment, other asset impairments and related charges are reflected within the Corporate/Other and Pharmacy & Consumer Wellness segments and corporate workforce optimization costs are reflected within the Corporate/Other segment.
•During the three and nine months ended September 30, 2024 and 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s continuous evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within each segment.
•During the nine months ended September 30, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•During the nine months ended September 30, 2023, the loss on assets held for sale relates to the long-term care (“LTC”) reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of the third quarter of 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and accordingly the net assets associated with the LTC business were reclassified to held and used at their respective fair values.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended September 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(1,229)	$2,055	$784	$(778)	$832
Amortization of intangible assets	294	149	64	—	507
Net realized capital (gains) losses	1	—	—	(20)	(19)
Acquisition-related integration costs	—	—	—	41	41
Restructuring charges	—	—	747	422	1,169
Office real estate optimization charges	10	—	1	6	17
Adjusted operating income (loss) (1)	$(924)	$2,204	$1,596	$(329)	$2,547

	Three Months Ended September 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,115	$1,727	$1,322	$(474)	$3,690
Amortization of intangible assets	294	150	65	—	509
Net realized capital losses	119	—	2	21	142
Acquisition-related transaction and integration costs	—	—	—	94	94
Restructuring charges	—	—	—	11	11
Office real estate optimization charges	8	1	—	1	10
Adjusted operating income (loss) (1)	$1,536	$1,878	$1,389	$(347)	$4,456

	Nine Months Ended September 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(227)	$5,034	$3,076	$(1,735)	$6,148
Amortization of intangible assets	881	448	192	1	1,522
Net realized capital losses	82	—	—	7	89
Acquisition-related integration costs	—	—	—	203	203
Restructuring charges	—	—	747	422	1,169
Office real estate optimization charges	10	—	1	6	17
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$746	$5,482	$4,016	$(996)	$9,248

	Nine Months Ended September 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,683	$5,132	$3,388	$(1,833)	$10,370
Amortization of intangible assets	883	316	195	2	1,396
Net realized capital losses	296	—	4	45	345
Acquisition-related transaction and integration costs	—	—	—	294	294
Restructuring charges	—	—	—	507	507
Office real estate optimization charges	39	4	—	3	46
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$4,901	$5,452	$3,936	$(982)	$13,307

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$87	$0.07	$2,261	$1.75
Amortization of intangible assets	507	0.40	509	0.39
Net realized capital (gains) losses	(19)	(0.02)	142	0.11
Acquisition-related transaction and integration costs	41	0.03	94	0.07
Restructuring charges	1,169	0.93	11	0.01
Office real estate optimization charges	17	0.01	10	0.01
Tax impact of non-GAAP adjustments	(433)	(0.33)	(177)	(0.13)
Adjusted income attributable to CVS Health (2)	$1,369	$1.09	$2,850	$2.21

Weighted average diluted shares outstanding		1,259		1,290

	Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,970	$2.35	$6,298	$4.88
Amortization of intangible assets	1,522	1.21	1,396	1.08
Net realized capital losses	89	0.07	345	0.27
Acquisition-related transaction and integration costs	203	0.16	294	0.23
Restructuring charges	1,169	0.93	507	0.39
Office real estate optimization charges	17	0.01	46	0.04
Opioid litigation charge	100	0.08	—	—
Loss on assets held for sale	—	—	349	0.27
Tax impact of non-GAAP adjustments	(738)	(0.58)	(701)	(0.54)
Adjusted income attributable to CVS Health (2)	$5,332	$4.23	$8,534	$6.62

Weighted average diluted shares outstanding		1,262		1,289

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
September 30, 2024
Total revenues	$32,996	$44,129	$32,423	$142	$(14,262)	$95,428
Adjusted operating income (loss) (1)	(924)	2,204	1,596	(329)	—	2,547
September 30, 2023
Total revenues	$26,296	$46,891	$28,872	$105	$(12,400)	$89,764
Adjusted operating income (loss) (1)	1,536	1,878	1,389	(347)	—	4,456

Nine Months Ended
September 30, 2024
Total revenues	$97,707	$126,585	$90,986	$368	$(40,547)	$275,099
Adjusted operating income (loss) (1)	746	5,482	4,016	(996)	—	9,248
September 30, 2023
Total revenues	$78,920	$137,697	$85,578	$376	$(38,608)	$263,963
Adjusted operating income (loss) (1)	4,901	5,452	3,936	(982)	—	13,307
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.7 billion and $3.2 billion of retail co-payments for the three months ended September 30, 2024 and 2023, respectively, and $8.9 billion and $10.7 billion of retail co-payments for the nine months ended September 30, 2024 and 2023, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2024 vs 2023		Nine Months Ended September 30, 2024 vs 2023
In millions, except percentages and basis points (“bps”)	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$30,914	$24,645	$91,947	$74,079	$6,269	25.4%	$17,868	24.1%
Services	1,659	1,464	4,684	4,285	195	13.3%	399	9.3%
Net investment income	423	187	1,076	556	236	126.2%	520	93.5%
Total revenues	32,996	26,296	97,707	78,920	6,700	25.5%	18,787	23.8%
Health care costs	29,443	21,114	84,359	63,329	8,329	39.4%	21,030	33.2%
MBR (Health care costs as a % of premium revenues) (3)	95.2%	85.7%	91.7%	85.5%	950	bps	620	bps
Operating expenses	$4,782	$4,067	$13,575	$11,908	$715	17.6%	$1,667	14.0%
Operating expenses as a % of total revenues	14.5%	15.5%	13.9%	15.1%
Operating income (loss)	$(1,229)	$1,115	$(227)	$3,683	$(2,344)	(210.2)%	$(3,910)	(106.2)%
Operating income (loss) as a % of total revenues	(3.7)%	4.2%	(0.2)%	4.7%
Adjusted operating income (loss) (1)	$(924)	$1,536	$746	$4,901	$(2,460)	(160.2)%	$(4,155)	(84.8)%
Adjusted operating income (loss) as a % of total revenues	(2.8)%	5.8%	0.8%	6.2%
Premium revenues (by business):
Government	$22,331	$17,208	$66,269	$52,680	$5,123	29.8%	$13,589	25.8%
Commercial	8,583	7,437	25,678	21,399	1,146	15.4%	4,279	20.0%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	September 30, 2024			June 30, 2024			December 31, 2023			September 30, 2023
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,751	14,155	18,906	4,702	14,099	18,801	4,252	14,087	18,339	4,198	14,075	18,273
Medicare Advantage	4,438	—	4,438	4,342	—	4,342	3,460	—	3,460	3,438	—	3,438
Medicare Supplement	1,291	—	1,291	1,294	—	1,294	1,343	—	1,343	1,352	—	1,352
Medicaid	2,077	436	2,513	2,090	443	2,533	2,073	444	2,517	2,173	452	2,625
Total medical membership	12,557	14,591	27,148	12,428	14,542	26,970	11,128	14,531	25,659	11,161	14,527	25,688

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,898			4,903			6,081			6,092

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Days Claims Payable (7)	44.6	43.1	44.5	45.9	50.3

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2024 vs 2023		Nine Months Ended September 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$41,208	$45,019	$118,417	$133,371	$(3,811)	(8.5)%	$(14,954)	(11.2)%
Services	2,922	1,872	8,171	4,326	1,050	56.1%	3,845	88.9%
Net investment income (loss)	(1)	—	(3)	—	(1)	(100.0)%	(3)	(100.0)%
Total revenues	44,129	46,891	126,585	137,697	(2,762)	(5.9)%	(11,112)	(8.1)%
Cost of products sold	40,381	43,738	116,678	129,425	(3,357)	(7.7)%	(12,747)	(9.8)%
Health care costs	936	612	2,428	995	324	52.9%	1,433	144.0%
Gross profit (8)	2,812	2,541	7,479	7,277	271	10.7%	202	2.8%
Gross margin (Gross profit as a % of total revenues) (8)	6.4%	5.4%	5.9%	5.3%
Operating expenses	$757	$814	$2,445	$2,145	$(57)	(7.0)%	$300	14.0%
Operating expenses as a % of total revenues	1.7%	1.7%	1.9%	1.6%
Operating income	$2,055	$1,727	$5,034	$5,132	$328	19.0%	$(98)	(1.9)%
Operating income as a % of total revenues	4.7%	3.7%	4.0%	3.7%
Adjusted operating income (1)	$2,204	$1,878	$5,482	$5,452	$326	17.4%	$30	0.6%
Adjusted operating income as a % of total revenues	5.0%	4.0%	4.3%	4.0%
Revenues (by distribution channel):
Pharmacy network (9)	$24,136	$27,981	$66,448	$83,050	$(3,845)	(13.7)%	$(16,602)	(20.0)%
Mail & specialty (10)	17,214	17,004	52,127	50,378	210	1.2%	1,749	3.5%
Other	2,780	1,906	8,013	4,269	874	45.9%	3,744	87.7%
Net investment income (loss)	(1)	—	(3)	—	(1)	(100.0)%	(3)	(100.0)%
Pharmacy claims processed (5) (6)	484.1	579.6	1,418.2	1,743.5	(95.5)	(16.5)%	(325.3)	(18.7)%
Generic dispensing rate (6) (11)	86.8%	87.5%	87.8%	88.1%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2024 vs 2023		Nine Months Ended September 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$31,823	$28,043	$89,195	$83,442	$3,780	13.5%	$5,753	6.9%
Services	600	831	1,791	2,140	(231)	(27.8)%	(349)	(16.3)%
Net investment income (loss)	—	(2)	—	(4)	2	100.0%	4	100.0%
Total revenues	32,423	28,872	90,986	85,578	3,551	12.3%	5,408	6.3%
Cost of products sold	26,032	22,797	72,627	67,301	3,235	14.2%	5,326	7.9%
Gross profit (8)	6,391	6,075	18,359	18,277	316	5.2%	82	0.4%
Gross margin (Gross profit as a % of total revenues) (8)	19.7%	21.0%	20.2%	21.4%
Operating expenses	$4,860	$4,753	$14,536	$14,540	$107	2.3%	$(4)	—%
Operating expenses as a % of total revenues	15.0%	16.5%	16.0%	17.0%
Restructuring charge	$747	$—	$747	$—	$747	100.0%	$747	100.0%
Loss on assets held for sale	—	—	—	349	—	—%	(349)	(100.0)%
Operating income	784	1,322	3,076	3,388	(538)	(40.7)%	(312)	(9.2)%
Operating income as a % of total revenues	2.4%	4.6%	3.4%	4.0%
Adjusted operating income (1)	$1,596	$1,389	$4,016	$3,936	$207	14.9%	$80	2.0%
Adjusted operating income as a % of total revenues	4.9%	4.8%	4.4%	4.6%
Revenues (by major goods/service lines):
Pharmacy	$26,666	$22,977	$73,463	$67,371	$3,689	16.1%	$6,092	9.0%
Front Store	5,196	5,371	15,847	16,597	(175)	(3.3)%	(750)	(4.5)%
Other	561	526	1,676	1,614	35	6.7%	62	3.8%
Net investment income (loss)	—	(2)	—	(4)	2	100.0%	4	100.0%
Prescriptions filled (5) (6)	431.6	407.1	1,269.6	1,217.6	24.5	6.0%	52.0	4.3%
Same store sales increase (decrease): (12)
Total	15.5%	8.8%	9.1%	10.4%
Pharmacy	19.5%	11.9%	12.1%	13.0%
Front Store	(1.1)%	(2.2)%	(2.5)%	1.6%
Prescription volume (6)	9.1%	2.7%	7.1%	3.7%
Generic dispensing rate (6) (11)	88.2%	88.3%	89.5%	89.1%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2024 vs 2023		Nine Months Ended September 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$11	$12	$36	$38	$(1)	(8.3)%	$(2)	(5.3)%
Services	3	1	7	5	2	200.0%	2	40.0%
Net investment income	128	92	325	333	36	39.1%	(8)	(2.4)%
Total revenues	142	105	368	376	37	35.2%	(8)	(2.1)%
Cost of products sold	—	—	—	1	—	—%	(1)	(100.0)%
Health care costs	49	61	142	163	(12)	(19.7)%	(21)	(12.9)%
Operating expenses	449	507	1,539	1,538	(58)	(11.4)%	1	0.1%
Restructuring charges	422	11	422	507	411	3,736.4%	(85)	(16.8)%
Operating loss	(778)	(474)	(1,735)	(1,833)	(304)	(64.1)%	98	5.3%
Adjusted operating loss (1)	(329)	(347)	(996)	(982)	18	5.2%	(14)	(1.4)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,
In millions	2024	2023
Health care costs payable, beginning of the period	$12,049	$10,142
Less: Reinsurance recoverables	5	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(23)	8
Health care costs payable, beginning of the period, net	12,067	10,129
Acquisitions, net	—	1,098
Add: Components of incurred health care costs
Current year	85,541	64,183
Prior years (b)	(845)	(679)
Total incurred health care costs (c)	84,696	63,504
Less: Claims paid
Current year	71,356	52,952
Prior years	10,886	9,207
Total claims paid	82,242	62,159
Health care costs payable, end of the period, net	14,521	12,572
Add: Premium deficiency reserve	670	—
Add: Reinsurance recoverables	65	4
Add: Impact of discount rate on long-duration insurance reserves (a)	(19)	(26)
Health care costs payable, end of the period	$15,237	$12,550
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive income (loss) on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the nine months ended September 30, 2024 and 2023 in the table above exclude $70 million and $62 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $142 million and $163 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. Total incurred health care costs for the nine months ended September 30, 2024 also exclude $670 million for premium deficiency reserves related to the Company’s Medicare, individual exchange and Medicaid product lines.

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges and losses on assets held for sale. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, losses on assets held for sale, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.

(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.